Exhibit 99.2

        CASINO AMERICA COMPLETES CROWN CASINO TRANSACTION

     BILOXI, Miss., May 6 /PRNewswire/ -- Casino America, Inc. (Nasdaq: CSNO) today announced it has consummated the transaction whereby Crown Casino Corporation exchanged its 50% interest in St. Charles Gaming Company, Inc. ("SCGC") for 1,850,000 registered shares of Casino America common stock and the modification and enhancement of certain payment and other terms of an existing $20 million note issued by Louisiana Riverboat Gaming Partnership ("LRGP") to Crown, which increases the number of shares of Casino America stock Crown may purchase pursuant to warrants from 416,667 shares to 833,334 shares. The warrants are exercisable by converting a portion of the LRGP note into Casino America stock at $12.00 per share. SCGC owns the Isle of Capri themed riverboat gaming casino in Lake Charles, Louisiana which is being operated by Casino America.

     As a result, SCGC is owned 50% by Casino America and 50% by LRGP, a joint venture owned 50% by Casino America and 50% by Louisiana Downs, Inc. LRGP owns the Isle of Capri themed dockside riverboat casino in Bossier City, Louisiana. Casino America has also announced that it has consummated its agreement with Grand Palais Riverboat, Inc. ("GPRI") and several creditor groups to acquire GPRI out of bankruptcy and move its riverboat casino to SCGC's site in Lake Charles, Louisiana. The Grand Palais Riverboat and SCGC's riverboat will operate from SCGC's new 104,000 sq. ft. pavilion which opened last week. An early summer opening of the Grand Palais is planned.

     Bernard Goldstein, Chairman of Casino America, stated, "We are extremely excited to have completed these transactions and opened our new pavilion. It is the culmination of months of hard work that we hope will result in a significant positive impact to the financial performance of Casino America."

     Casino America, Inc. owns and operates four riverboat and dockside casinos. The Company currently operates the Isle of Capri Casino in Biloxi, Mississippi, the Isle of Capri Casino in Vicksburg, Mississippi and the Isle of Capri Casino in Bossier City, Louisiana. The Isle of Capri Casino in Bossier City, Louisiana is a joint venture between Casino America, Inc. and Louisiana Downs.